Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	Suzanne Charnas
	212-762-6901	212-761-3043

Morgan Stanley Reports First Quarter Results

Net Revenues of $3.0 Billion and a Net Loss of $0.57 per Diluted Share

Firm Delivered Strong Results in Commodities, Interest Rates, Credit Products as well as Investment Banking, Where We Ranked #1 Announced M&A; Solid Performance in Global Wealth Management

Improvements in Morgan Stanley’s Debt-Related Credit Spreads, as well as Industry-Wide Decline in Commercial Real Estate Market Negatively Impacted Revenues

Expenses Reduced 33%; Firm on Track to Achieve Annual Savings Target of $2 Billion

Firm Continues to Maintain Strong Capital and Balance Sheet Positions:
•	Tier 1 Capital Ratio (Basel I) of 16.4%[1]
•	Tangible Common Equity[2] to Risk Weighted Assets Ratio of 9.3%[1]
•	Tangible Common Equity to Tangible Assets Ratio of 4.3%
•	Enhances Capital by Reducing Dividend to $0.05 per Share

NEW YORK, April 22, 2009 – Morgan Stanley (NYSE: MS) today reported a net loss applicable to Morgan Stanley for the first quarter ended March 31, 2009 of $177 million, or $0.57 per diluted share (reflective of preferred dividends),3 compared with net income applicable to Morgan Stanley of $1,413 million, or $1.26 per diluted share, a year ago.  Net revenues were $3.0 billion, 62 percent below last year’s first quarter.  Non-interest expenses of $3.9 billion decreased 33 percent from a year ago.  Compensation expenses of $2.1 billion decreased 46 percent from a year ago, primarily reflecting lower revenues.  Non-compensation expenses decreased 9 percent, reflecting lower levels of business activity and firm-wide initiatives to reduce costs.

The results for the current quarter are compared with the results of the first quarter of the prior year, which have been recasted on a calendar basis due to a change in the Company’s fiscal year end from November 30th to December 31st.

Business Highlights

•
The Firm delivered solid results in many of its businesses during the first quarter – though these results were negatively impacted by the $1.5 billion decrease in net revenues related to the tightening of Morgan Stanley’s credit spreads on certain of its long-term debt (MS debt-related credit spreads)[4] and net losses of $1.0 billion on investments in real estate, amidst the industry-wide decline in this market.[5]

•
Investment banking delivered strong results – with net revenues of $0.8 billion, despite the challenging market environment.  Morgan Stanley ranked first in global announced M&A in the first quarter,[6] and has advised on most of the major deals so far this year, including Pfizer/Wyeth, Merck/Schering-Plough and Rio Tinto/Aluminum Corporation of China, among others.

•	Fixed income sales and trading delivered net revenues of $1.3 billion reflecting strong results in commodities, interest rates and credit products.[4]
•	Equity sales and trading delivered net revenues of $0.9 billion reflecting lower net revenues in derivatives and the cash businesses, including prime brokerage.[4]
•
Morgan Stanley continued to build its strategic alliance with Mitsubishi UFJ Financial Group, Inc. (MUFG) during the quarter – including announcing a new joint venture integrating the two firms’ Japanese securities businesses into the third largest brokerage franchise in Japan.

•
Global Wealth Management Group delivered solid results – with net revenues of $1.3 billion, average annualized revenue per global representative of approximately $630,000 and net new assets of $3 billion.  Balances in the Firm’s bank deposit program increased 21 percent from the prior quarter to $47 billion.

•
Morgan Stanley announced during the first quarter a new joint venture, Morgan Stanley Smith Barney, combining its Global Wealth Management business with Citigroup’s Smith Barney unit, under Morgan Stanley’s operational control.  This new business, which is scheduled to launch by the end of this year’s third quarter or earlier, will be the industry leader in wealth management.

•
Asset Management experienced a pre-tax loss of $0.6 billion as losses on real estate principal investments in the Merchant Banking business were partly offset by profitable results in the Core business.[7]

•
The Firm achieved headcount reductions of 5 percent during the quarter and lowered non-compensation expenses 9 percent from last year’s first quarter – and is on track to achieve its previously announced annual cost savings target of $2 billion.

John J. Mack, Chairman and CEO, said, “While challenging markets continued to impact our results this quarter, we saw improved performance across most of our businesses during the past three months.  The Firm delivered strong results in investment banking, commodities, interest rates and credit products as well as solid performance in global wealth management.  In fact, Morgan Stanley would have been profitable this quarter if not for the dramatic improvement in our credit spreads – which is a significant positive development, but had a near-term negative impact on our revenues.

“In this volatile environment, we have focused on prudent stewardship of our balance sheet, capital and risk profiles, as evidenced by our exceptional capital ratios.  We have also moved quickly to realize attractive new opportunities including the creation of a new industry leader in wealth management with the Morgan Stanley Smith Barney joint venture as well as our new securities joint venture with MUFG.  Although the near-term environment remains challenging, we remain confident about the value we can deliver to our clients and shareholders over the long term.”

The results for the quarter include a tax benefit of $331 million, or $0.33 per diluted share, resulting from the anticipated repatriation of non-U.S. earnings at lower than previously estimated tax rates.

INSTITUTIONAL SECURITIES
Institutional Securities posted a pre-tax loss of $434 million, compared with pre-tax income of $1,178 million in the first quarter of last year.  Net revenues were $1.7 billion, compared with $5.1 billion a year ago.
•	Advisory revenues were $411 million, a 2 percent increase from last year’s first quarter despite the challenging market environment.
•
Underwriting revenues of $401 million decreased 9 percent from last year’s first quarter.  Equity underwriting revenues were $155 million, a 19 percent decrease from the prior year’s first quarter reflecting lower levels of market activity.  Fixed income underwriting revenues decreased 2 percent to $246 million from last year’s first quarter.

•
Fixed income sales and trading net revenues were $1.3 billion, compared with net revenues of $2.4 billion in the first quarter of last year.  The decrease in net revenues reflected losses of $1.0 billion in the current quarter from MS debt-related credit spreads compared with gains of $1.0 billion in the prior year.  This decrease was partly offset by higher revenues in interest rate, credit & currency products (IRCC) and commodities.  Within IRCC, strong results in interest rates and credit products, primarily reflecting higher levels of customer flow and market volatility, were partly offset by a significant decline in emerging markets resulting from credit exposure to certain Eastern European counterparties.  Commodities revenues increased from a year ago primarily reflecting continued market volatility and strong customer flow.

•
Equity sales and trading net revenues were $0.9 billion, compared with net revenues of $3.4 billion in last year’s first quarter.  The decrease in net revenues reflected lower results in prime brokerage, derivatives and the cash businesses, primarily reflecting reduced levels of client activity.  The results for the quarter also included the impact of the tightening of MS debt-related credit spreads noted above.

•
Other sales and trading net losses of approximately $0.8 billion primarily resulted from net mark-to-market losses of $0.4 billion on loans and lending commitments, largely related to acquisition financing to non-investment grade companies, and write-downs of $0.2 billion on securities in the Firm’s subsidiary banks.

•
Investment losses were $0.8 billion compared with $0.3 billion in the first quarter of last year, reflecting losses on investments in real estate funds, investments for the benefit of our employee deferred compensation and co-investment plans, and other principal investments.

•
The Company’s average trading VaR measured at the 95 percent confidence level was $115 million compared with $99 million in the first quarter of 2008 and $105 million in the fourth quarter of 2008.  Total aggregate average trading and non-trading VaR was $142 million, compared with $105 million in the first quarter of 2008 and $129 million in the fourth quarter of 2008.  At quarter-end, the Company’s trading VaR was $107 million, compared with $117 million in the fourth quarter of 2008, and the aggregate trading and non-trading VaR was $136 million compared with $144 million in the prior quarter.  Average trading VaR increased from last quarter as a result of higher levels of market volatility.

•
Non-interest expenses were $2.1 billion, a decrease of 45 percent from the first quarter of last year.  Compensation costs decreased significantly from last year’s first quarter.  Non-compensation expenses decreased from a year ago, resulting from lower levels of business activity and the Company's initiatives to reduce costs.

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group posted pre-tax income of $119 million, compared with pre-tax income of $949 million in the first quarter of last year.  The results for the prior year’s first quarter included pre-tax income of $708 million related to the sale of Morgan Stanley Wealth Management S.V., S.A.U.8  The current quarter results include net expenses of $39 million related to organizational and integration costs for the previously announced Morgan Stanley Smith Barney joint venture.

•
Net revenues were $1.3 billion, down approximately 20 percent from a year ago excluding the gain from the sale noted above.  The decrease primarily reflects lower asset management and transactional revenues.  Lower asset management revenues reflected a decline in client asset levels; lower transactional revenues primarily reflected reduced levels of market activity and a decline in underwriting revenues.

•
Non-interest expenses of $1.2 billion decreased 15 percent from a year ago.  Compensation costs decreased from a year ago, primarily reflecting lower net revenues.  Non-compensation expenses declined slightly from a year ago.

•
Total client assets of $525 billion declined $181 billion, or 26 percent, from last year’s first quarter, primarily driven by asset depreciation.  Client assets in fee-based accounts were $124 billion, a 33 percent decrease from a year ago and represent 24 percent of total client assets.

•	The 8,148 global representatives at quarter-end achieved average annualized revenue per global representative of $630,000 and total client assets per global representative of $64 million.

ASSET MANAGEMENT
Asset Management posted a pre-tax loss of $559 million, compared with a pre-tax loss of $112 million in last year’s first quarter.  Net revenues were $72 million, compared with $574 million a year ago.
•
Net revenues in the Core business were $391 million, down from $543 million in the prior year.  The decrease in revenues was driven by lower management and administrative fees, primarily resulting from lower assets under management.

•
Net revenues in the Merchant Banking business were negative $319 million, down from positive $31 million in last year’s first quarter.  The decrease was primarily driven by losses on principal investments in the real estate and private equity businesses.  The current quarter includes operating revenues associated with the Crescent real estate subsidiary.[9]

•
Non-interest expenses were $631 million, a decrease of 8 percent from a year ago.  Compensation costs declined on lower net revenues including losses associated with principal investments for the benefit of our employee deferred compensation and co-investment plans.  Non-compensation expenses increased from a year ago, primarily reflecting operating costs and an impairment charge of $131 million associated with the Crescent real estate subsidiary.[9]

•
Assets under management or supervision at March 31, 2009 of $356 billion declined 38 percent from a year ago, partly reflecting the continued reduction in asset values and high level of customer outflows experienced within the industry.  Morgan Stanley Asset Management's decline in assets under management included net customer outflows of $86.3 billion since the first quarter of last year, primarily in the Company’s money market and long-term fixed income funds.

OTHER MATTERS
The results for the quarter include the additional tax benefit noted above.  Excluding this benefit, the quarter’s annual effective tax rate would have been 41.1 percent, up from 29.7 percent a year ago.  The increase in the rate primarily reflected the change in the geographic mix of earnings and the anticipated use of domestic tax credits on a full-year basis.

As a result of the change in the Company’s fiscal year end from November 30th to December 31st, the Company had a December 2008 fiscal month transition period.  The results for this period, which reflected a net loss applicable to Morgan Stanley of $1.3 billion, are presented on page 19 of the financial supplement accompanying this release.

As of March 31, 2009, the Company’s Tier 1 capital ratio, under Basel I, is approximately 16.4 percent.1  Excluding the $10 billion of capital received under the U.S. Treasury’s Capital Purchase Program, this ratio would be approximately 12.9 percent.

The Company announces that its Board of Directors reduced the quarterly dividend per common share covering the period from January 1, 2009 to March 31, 2009 to $0.05 per common share.  Additionally, due to the change in the Company’s fiscal year end to December, the Board of Directors declared a $0.016667 dividend per common share covering the period from December 1, 2008 through December 31, 2008.  The total dividend of $0.066667 per common share covering the four month period from December 1, 2008 to March 31, 2009 is payable on May 15, 2009 to shareholders of record on April 30, 2009.  As a result of the dividend reduction, the Company will retain approximately an additional $1.0 billion in common equity annually.

Total capital as of March 31, 2009 was $210.9 billion, including $59.2 billion of common equity, preferred equity and junior subordinated debt issued to capital trusts.  As of March 31, 2009, the Company has not repurchased any shares of its common stock during this fiscal year as part of its capital management share repurchase program and book value per common share was $27.32, based on 1.1 billion shares outstanding.

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements including statements related to projected cost savings. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and other items throughout the Form 10-K and the Company's Current Reports on Form 8-K.

1 Effective March 31, 2009, the Company calculated its Tier 1 capital ratio and risk-weighted assets (RWAs) in accordance with the capital adequacy standards for bank holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement, dated July 1988, as amended, also referred to as “Basel I.”  These computations are preliminary estimates as of April 22, 2009 (the date of this release) and could be subject to revision in the Company's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2009.

2 Tangible common equity equals common equity less goodwill and intangible assets excluding mortgage servicing rights.

3 Includes $401 million of preferred dividends and related charges which reduced earnings per diluted common share by approximately $0.40.

4 Improvement in Morgan Stanley debt-related credit spreads negatively impacted fixed income sales and trading and equity sales and trading by $1.0 billion and $0.5 billion, respectively.

5 The losses on investments in real estate are reported in the Institutional Securities ($0.5 billion) and Asset Management (negative revenues of $0.3 billion and non-compensation expenses of $0.2 billion) business segments.

6 Source: Thomson Reuters – for the period of January 1, 2009 to March 31, 2009.

7 Core business includes traditional, hedge funds and fund of funds asset management.

8 Includes a pre-tax gain of $733 million recorded in other revenues.

9 Beginning May 31, 2008, the assets and liabilities of the Crescent Real Estate Limited Partnership were included in the Company’s consolidated results.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2009	Mar 31, 2008	Dec 31, 2008	Mar 31, 2008	Dec 31, 2008
Net revenues
Institutional Securities (1)	$1,696	$5,051	$(13,691)	(66%)	112%
Global Wealth Management Group	1,299	2,333	1,277	(44%)	2%
Asset Management	72	574	(361)	(87%)	120%
Intersegment Eliminations	(25)	(41)	(50)	39%	50%
Consolidated net revenues	$3,042	$7,917	$(12,825)	(62%)	124%

Income / (loss) applicable to Morgan Stanley (2)
Institutional Securities	$167	$890	$(10,078)	(81%)	102%
Global Wealth Management Group	73	593	(54)	(88%)	*
Asset Management	(418)	(72)	(723)	*	42%
Intersegment Eliminations	1	2	2	(50%)	(50%)
Consolidated income / (loss) applicable to Morgan Stanley	$(177)	$1,413	$(10,853)	(113%)	98%
Earnings / (loss) applicable to Morgan Stanley common shareholders	$(578)	$1,311	$(11,348)	(144%)	95%

Earnings per basic share: (3)
Income from continuing operations	$(0.57)	$1.27	$(11.25)	(145%)	95%
Discontinued operations	$-	$-	$(0.10)	--	*
Earnings per basic share	$(0.57)	$1.27	$(11.35)	(145%)	95%

Earnings per diluted share: (3)
Income from continuing operations	$(0.57)	$1.26	$(11.25)	(145%)	95%
Discontinued operations	$-	$-	$(0.10)	--	*
Earnings per diluted share	$(0.57)	$1.26	$(11.35)	(145%)	95%

Return on average common equity
from continuing operations	*	17.6%	*
Return on average common equity	*	17.6%	*

(1)	Results for the quarters ended Mar 31, 2008, Dec 31, 2008 and Mar 31, 2009 include positive / (negative) revenues of $1.8 billion, $(5.7) billion and $(1.5) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long term debt.
(2)	Represents consolidated income / (loss) from continuing operations applicable to Morgan Stanley before gain / (loss) from discontinued operations.
(3)	Effective January 1, 2009, the Company adopted FASB Staff Position Emerging Issues Task Force ("FSP EITF 03-6-1"), "Determining Whether Instruments Granted in Share-Based Payment
Transactions Are Participating Securities". Prior periods earnings per basic and diluted shares have been restated. Earnings per basic share have been reduced by $0.08 and $0.02 for the quarters ended Mar 31, 2008 and Dec 31, 2008, respectively, and earnings per diluted share have been reduced by $0.06 and $0.02 for the quarters ended Mar 31, 2008 and Dec 31, 2008, respectively.
Note:	Prior periods have been recasted on a calendar basis.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2009	Mar 31, 2008	Dec 31, 2008	Mar 31, 2008	Dec 31, 2008
Revenues:
Investment banking	$886	$971	$648	(9%)	37%
Principal transactions:
Trading	1,091	2,793	(15,401)	(61%)	107%
Investments	(1,272)	(516)	(2,851)	(147%)	55%
Commissions	772	1,265	858	(39%)	(10%)
Asset management, distribution and admin. fees	984	1,473	1,129	(33%)	(13%)
Other	432	1,015	1,908	(57%)	(77%)
Total non-interest revenues	2,893	7,001	(13,709)	(59%)	121%

Interest and dividends	2,769	12,712	4,769	(78%)	(42%)
Interest expense	2,620	11,796	3,885	(78%)	(33%)
Net interest	149	916	884	(84%)	(83%)
Net revenues	3,042	7,917	(12,825)	(62%)	124%

Non-interest expenses:
Compensation and benefits	2,082	3,843	(635)	(46%)	*

Non-compensation expenses:
Occupancy and equipment	342	292	440	17%	(22%)
Brokerage, clearing and exchange fees	269	470	353	(43%)	(24%)
Information processing and communications	296	311	320	(5%)	(8%)
Marketing and business development	118	197	195	(40%)	(39%)
Professional services	326	369	523	(12%)	(38%)
Other	494	397	1,706	24%	(71%)
Total non-compensation expenses	1,845	2,036	3,537	(9%)	(48%)

Total non-interest expenses	3,927	5,879	2,902	(33%)	35%

Income / (loss) from continuing operations before taxes	(885)	2,038	(15,727)	(143%)	94%
Income tax provision / (benefit) from continuing operations	(695)	606	(4,889)	*	86%
Income / (loss) from continuing operations	(190)	1,432	(10,838)	(113%)	98%
Gain / (loss) from discontinued operations after tax	0	0	(100)	--	*
Net income / (loss)	$(190)	$1,432	$(10,938)	(113%)	98%
Net income / (loss) applicable to non-controlling interests (1)	(13)	19	15	(168%)	(187%)
Net income / (loss) applicable to Morgan Stanley	(177)	1,413	(10,953)	(113%)	98%
Earnings / (loss) applicable to Morgan Stanley common shareholders	$(578)	$1,311	$(11,348)	(144%)	95%

Amounts applicable to Morgan Stanley:
Income / (loss) from continuing operations	(177)	1,413	(10,853)	(113%)	98%
Gain / (loss) from discontinued operations after tax	0	0	(100)	--	*
Net income / (loss) applicable to Morgan Stanley	$(177)	$1,413	$(10,953)	(113%)	98%

Pre-tax profit margin	*	26%	*
Compensation and benefits as a % of net revenues	68%	49%	*
Non-compensation expenses as a % of net revenues	61%	26%	*
Effective tax rate (2)	78.5%	29.7%	31.1%

(1)	Effective January 1, 2009, the Company adopted SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements" which requires retrospective application to prior periods.
(2)
The effective tax rate for the quarter ended Mar 31, 2009 includes an additional tax benefit resulting from the anticipated repatriation of non-U.S. earnings at lower than previously estimated tax rates. Excluding this benefit, the effective tax rate is 41.1%.

Note:	Prior periods have been recasted on a calendar basis.